SUBSIDIARIES OF WILMINGTON TRUST CORPORATION


























                                   EXHIBIT 21

      Wilmington Trust Corporation has four direct subsidiaries, Wilmington Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland, and WT Investments, Inc., a Delaware holding company. Wilmington Trust Company has the following active direct subsidiaries:

      Name                                                    Jurisdiction
      ----                                                    ------------

1.    Brandywine Insurance Agency, Inc.                        Delaware
2.    Brandywine Finance Corporation                           Delaware
3.    Brandywine Life Insurance Company, Inc.                  Delaware
4.    Compton Realty Corporation                               Delaware
5.    Drew-VIII, Ltd.                                          Delaware
6.    Delaware Corporate Management, Inc.                      Delaware
7.    100 West Tenth Street Corporation                        Delaware
8.    Rodney Square Management Corporation                     Delaware
9.    Siobain VI, Ltd.                                         Delaware
10.   WTC Corporate Services, Inc.                             Delaware
11.   Wilmington Brokerage Services Company                    Delaware
12.   Wilmington Trust Global Services, Ltd.                   Delaware

      Delaware Corporate Management, Inc. has two wholly-owned subsidiaries, Special Services Delaware, Inc., and Organizational Services, Inc., both incorporated in Delaware, and one wholly-owned subsidiary, Nevada Corporate Management, Inc., incorporated in Nevada.


      Organization Services, Inc. has two wholly-owned subsidiaries, Organizational Services Overseas, Inc. and Custody Services Limited, both incorporated in Delaware.